Exhibit 23.1

KPMG LLP
Two Manhattan West 375 9th Avenue, 17th Floor
New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 14, 2023, with respect to the consolidated financial statements of Triton International Limited, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

November 14, 2025